As filed with the Securities and Exchange Commission on March 11, 2010.
Registration No. 333-148159

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
To
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POSTROCK MIDCONTINENT PRODUCTION, LLC
(successor to Quest Energy Partners, L.P.)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-0518546 (I.R.S. Employer Identification No.)

210 Park Avenue, Suite 2750 Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)

Quest Energy Partners, L.P. Long-Term Incentive Plan

David C. Lawler
President and Chief Executive Officer
PostRock Energy Corporation
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(Name and address of agent for service)
(405) 600-7704
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SHARES
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-148159) (the “Registration Statement”) is being filed to deregister unsold common units representing limited partner interests in the registrant’s predecessor Quest Energy Partners, L.P. (“QELP”) for the Quest Energy Partners, L.P. Long-Term Incentive Plan.
     On March 5, 2010, pursuant to that certain Agreement and Plan of Merger, dated as of July 2, 2009 and amended on October 2, 2009, by and among PostRock Energy Corporation (“PostRock”), Quest Resource Corporation, Quest Midstream Partners, L.P., QELP, Quest Midstream GP, LLC, Quest Energy GP, LLC, Quest Resource Acquisition Corp., Quest Energy Acquisition, LLC (“QELP Merger Sub”), Quest Midstream Holdings Corp. and Quest Midstream Acquisition, LLC, QELP Merger Sub merged with and into QELP, with QELP surviving (the “QELP Merger”) and thereafter converting into a Delaware limited liability company and being renamed as PostRock MidContinent Production, LLC. Pursuant to the QELP Merger, each QELP common unit was converted into the right to receive .2859 shares of PostRock common stock, ceased to be issued, was delisted from The Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended.
     Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering, the registrant is filing this Post-Effective Amendment to the Registration Statement solely to deregister any and all securities previously registered under the Registration Statement that remain unsold.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on March 11, 2010.

POSTROCK MIDCONTINENT PRODUCTION, LLC
By:	PostRock Energy Services Corporation, its sole member

By:	/s/ David C. Lawler
	Name:	David C. Lawler
	Title:	President and Chief Executive Officer